Exhibit 10.10

[MidNet Logo]

                                                           MidNet (Canada), Inc.
                               300 - 1055 West Hastings St. Vancouver BC V7L 2G8
                                             Phone 604.609.6188 Fax 604.684.6024

This Agreement, which includes and incorporates by reference the Terms and Conditions of Service attached hereto (which are subject to change at any time without prior written notice, at MidNet's sole discretion), sets forth the terms and conditions under which the parties agree that MidNet will provide certain services to Customer according to the specifications outlined below.

By signing the Location Order Form and/or using the Service, Customer accepts the terms and conditions of this Agreement and agrees to pay MidNet for said Service. Upon MidNet's acceptance of the order, MidNet installs or activates a Network End Point and delivers to Customer a Service Activation Notice, thus commencing the Acceptance Period that leads to the Service Activation Date, which shall be the beginning of the Service Term. Orders based on the Location Order Form are not binding upon MidNet until accepted by MidNet. MidNet may invoice parts of an order separately. MidNet bills in advance for Service to be provided during the upcoming month, except for charges which are dependent upon usage of Service, which are billed in arrears. MidNet reserves the right to examine the credit record of Customer and to require a security deposit as a precondition to delivering or continuing the Service.

Starting on the Service Activation Date, Customer is responsible for all charges attributable to Customer incurred for Service originating from or terminating at this Network End Point, even if such charges incurred are the result of error, omission, or fraudulent or unauthorized use of Service. Charges for Service will be applied to the account identified by Customer on the Location Order Form or during the connection setup. If Customer applies charges for Service to an account of another MidNet customer (including but not limited to the recipient of a file, the originating or terminating end of a connection, a third-party service provider, or a project account) and the owner of that account disputes these charges and/or refuses to pay these charges to MidNet, MidNet reserves the right to invoice Customer for any such charges incurred for Service according to the rate card in effect at the time the Service was performed, plus interest on all amounts past due at the interest rate listed in the Terms and Conditions.

THIS AGREEMENT AND ANY SALES THEREUNDER SHALL BE DEEMED TO HAVE BEEN MADE IN THE PROVINCE OF BRITISH COLUMBIA AND SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA AND THE APPLICABLE LAWS OF CANADA. THE PARTIES HEREBY AGREE TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF BRITISH COLUMBIA.

Customer Information:                       Account Information: Acct # To be
                                            Assigned

Legal Name:   Command Post & Transfer Corp. (*) New Account
DBA:          Toybox Vancouver              ( ) Existing Account
Address 1:    Suite 500**
Address 2:    1099 Homer Street**           Billing Contact Information:
City:         Vancouver**
Province:     BC                            Name:   **
Postal Code:  V6B 2W9**                     Title:  **
Phone:        604.689.1090**                Phone:  604.689.1090
Fax:          604.689.1003**                Fax:    604.689.1003
                                            Email:  **


Network End Point Information: **          Specify Floor and Suite:      **
( ) Same as Customer address
Type:                                      These premises are: **
( ) Customer premises
( ) MidNet co-location facility            ( )  owned by Customer, or
                                           ( )  leased or rented until:
Name:         [as above]
Address 1:    [as above]                   If building or space is rented or
Address 2:    [as above]                   leased:
City:         [as above]                   ( ) A) Customer agrees to obtain
Province:     [as above]                       written permission from landlord
Postal Code:  [as above]                       to access and use building
Phone:        [as above]                       entrance and riser facilities
Fax:          [as above]                       for installing telecommunications
                                               circuits and equipment, or;

                                           ( ) B) Customer authorizes MidNet to
                                               obtain such permission from
                                               landlord on behalf of Customer.

Site Contact For Installation:            Other Service Location Information:

Name:       **                            --------------------------------------
Title:      **                            --------------------------------------
Phone:      **                            --------------------------------------
Fax:        **                            --------------------------------------
Email:      **                            --------------------------------------


** The confidential portion has been omitted pursuant to a request for confidential treatment. The confidential portion has been filed separately with the Securities and Exchange Commission.

Service Information (Verification Phase Only):


1. THE MIDDLE NETWORKSM COMMUNITY - Verification Phase, Vancouver Motion Picture Industry

     Customer desires to connect to the prospective subscriber(s) indicated below:

               **

2.   SERVICE TERM: September 1, 2004 - November 30, 2004

     The Service Term is: (*) A) Fixed and terminates at the end of the Service
                              Term, or;

                          ( ) B) Automatically renews unless terminated by
                              either party giving written notice ninety (90) days prior to the ending of the Service Term then in effect.

3.   THE MIDDLE NETWORKSM INSTALLATION & CONFIGURATION CHARGES US $0.00

4.   THE MIDDLE NETWORKSM SUBSCRIPTION FEE - Verification Phase

     Subscription fees during the verification phase range from US $500.00 per month to US $3,000.00 per month for a minimum of three (3) months. **.

     **                                                       US $500.00 per mo.

5.   THE MIDDLE NETWORKSM USAGE FEES - Verification Phase

     Maximum Data Traffic Volume - Ten (10) Terabytes per month. US $0.00 per mo.

6.   FEES AND CHARGES BEYOND THE VERIFICATION PHASE

     Actual data traffic activity and consultation during the verification phase will be used to establish the subscription fee, charges for Service, and monthly minimum commitments, beyond the verification phase.
     Underutilization charges and termination charges may apply pursuant to the Terms and Conditions of this Agreement.

7.   TAXES AND EXCHANGE RATES

     Fees and charges will be calculated in US Dollars per MidNet's prevailing rate card. Invoice amounts will be converted to Canadian Dollars utilizing the Bank of Canada's published closing rate for the previous business day. Fees and charges do not include applicable taxes. Any applicable taxes will be calculated on the Canadian Dollar amount.

     Customer Signature:                      Accepted by MidNet (Canada), Inc.:

     I have read and I understand this Agreement, I agree to its Terms and Conditions, and I am authorized to bind Customer.

     Name:      **                            Name:  Tilo Kunz
     Title:     **                            Title: Chief Operating Officer

     /s/ **                                   /s/ Tilo Kunz
     Signature                                Signature
     Dated for reference: July 27, 2004       Dated for reference: July 27, 2004


** The confidential portion has been omitted pursuant to a request for confidential treatment. The confidential portion has been filed separately with the Securities and Exchange Commission.

                                  EXHIBIT 10.10

                         Terms and Conditions of Service

PLEASE READ THIS DOCUMENT CAREFULLY! IT CONTAINS VERY IMPORTANT INFORMATION ABOUT YOUR RIGHTS AND OBLIGATIONS, AS WELL AS LIMITATIONS AND EXCLUSIONS THAT MAY APPLY TO YOU. THIS DOCUMENT CONTAINS A DISPUTE RESOLUTION CLAUSE.

This Agreement contains the terms and conditions that apply to you ("Customer", "your" or "you") on your purchase from "MidNet", "our" or "we", which is either, as indicated on the Location Order Form: (A) MidNet Canada Inc., a Canadian corporation; or (B) MidNet USA Inc., a Nevada corporation, for products and/or services and support sold in Canada and/or the United States of America. By accepting delivery of the products and/or the services and support described on the invoice, Customer accepts and agrees to be bound by these terms and conditions.

THESE TERMS AND CONDITIONS APPLY UNLESS THE CUSTOMER HAS SIGNED A SEPARATE AGREEMENT WITH MIDNET, IN WHICH CASE THE SEPARATE AGREEMENT SHALL GOVERN.

These terms and conditions are subject to change without prior written notice at any time, in MidNet's sole discretion.

1. Other Documents. Other than as specifically provided in any separate, formal agreement between Customer and MidNet, these terms and conditions may NOT be altered or amended by the use of any other document(s). Any attempt to alter or amend this document or to enter an order for services and support that are subject to altered terms and conditions will be null and void, unless otherwise agreed to in a written agreement signed by both Customer and MidNet.

2. Definitions. The following capitalized terms shall have the following meaning when used in this Agreement:

2.1."Agreement" means this agreement between Customer and either (as indicated on the Location Order Form): (A) MidNet Canada Inc., a Canadian corporation, for products and/or services and support sold in Canada; or (B) MidNet USA Inc., a Nevada corporation, for products and/or services and support sold in the United States of America.

2.2."Service" means the ability to make and maintain a connection between two or more Network End Points.

2.3."Network End Point" means the port or device through which the Network connection can be made.

2.4."Network" means the telecommunications network provided by MidNet and/or the telecommunications network whose configuration is: (A) controlled by MidNet; or (B) controlled by MidNet software.

2.5."Service Request Form" means the application form which identifies the location(s) where Customer wishes to obtain Service from MidNet, the type(s) of network connection(s) desired at these locations, and the approximate data volume and/or usage pattern Customer forecasts for these locations.

2.6."Location Order Form" means the document that Customer signs to enter into a binding contract with MidNet for establishing or using a Network End Point at a specific location. The Location Order Form incorporates the terms and conditions of this Agreement by reference and specifies the type of network services MidNet wishes to provide to Customer at this location, any applicable recurring, nonrecurring, usage based and/or underutilization charges for Service, any minimum commitments, the Service Term and early termination fees, if applicable.

2.7."Effective Date" means the later of: (A) the date of reference indicated by Customer on the Location Order Form; or (B) the date Customer's order is accepted by MidNet.

2.8."Service Term" means the duration of time for which the Service is ordered, as specified in the Location Order Form, and measured as starting on the Service Activation Date.

2.9."Service Activation Notice" means the notice that MidNet delivers to Customer advising Customer that the Network End Point has been installed or has been activated and/or that the Service is ready to use, thus commencing the Acceptance Period.

2.10. "Acceptance Period" means a period of forty-eight (48) hours that Customer shall have upon receiving the Service Activation Notice, to confirm that the Service has been installed in accordance with the Location Order Form and is properly functioning and, for Customer's internal testing purposes. If a statutory holiday falls within the forty-eight (48) hours Acceptance Period at the Network End Point to which the Service Activation Notice applies, the Acceptance Period shall be extended by twenty-four (24) hours for each of these statutory holidays. Unless Customer delivers written notice to MidNet within the Acceptance Period that the Service is not installed in accordance with the Location Order Form or not functioning properly, billing shall commence on the Service Activation Date.

2.11. "Service Activation Date" means the earliest occurrence of: (A) the date upon which Customer acknowledges in writing that the Service has been installed and is functioning properly; or (B) the date which is at the end of the Acceptance Period; or (C) the date Customer begins using the Service.

2.12. "Confidential Information" means a disclosing party's proprietary, nonpublic information, in whatever form and regardless of whether specifically indicated as "confidential". It includes all information and know-how received hereunder or that the other party has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential. It also includes the terms of this Agreement and the information provided in the Service Request Form and/or the Location Order Form. It does not include information lawfully received from third parties without confidentiality obligations to the disclosing party, information in the public domain other than by act or omission of the receiving party, information that is independently developed by the receiving party without violation of this Agreement, or that the receiving party had available to it in writing on a non-confidential basis before disclosure hereunder.

3. Quotes; Orders; Credit Approval; Security Deposits; Payment Terms; Interest. MidNet uses the Confidential Information provided in the Service Request Form and otherwise for preparing a quote for providing Service to Customer at one or more Network End Points. Any quotations given by MidNet will be valid for the period stated on the quotation. By signing the Location Order Form and/or using the Service, Customer accepts the terms and conditions of this Agreement and agrees to pay MidNet for said Service. Upon MidNet's acceptance of the order, MidNet installs or activates a Network End Point and delivers to Customer a Service Activation Notice, thus commencing the Acceptance Period that leads to the Service Activation Date and the beginning of the Service Term. Orders based on the Location Order Form are not binding upon MidNet until accepted by MidNet. MidNet may invoice parts of an order separately. MidNet bills in advance for Service to be provided during the upcoming month, except for charges which are dependent upon usage of Service, which are billed in arrears. Terms of payment are within MidNet's sole discretion, and unless otherwise agreed to by MidNet in writing, payment must be received by MidNet prior to MidNet's acceptance of an order. Payment for products and services and support may be made by credit card, wire transfer, or some other prearranged payment method unless credit terms have been agreed to by MidNet. MidNet reserves the right to examine the credit record of Customer and to require a security deposit as a precondition to delivering or continuing the Service. If credit terms have been agreed to by MidNet, invoices will be delivered monthly and are due and payable within thirty (30) days after the date of the invoice. Customer agrees to pay interest on all amounts past due at a rate of one and one half percent (1.5%) per month (19.56% per year).

4. Charges for Service. Starting on the Service Activation Date, Customer is responsible for all charges attributable to Customer incurred for Service originating from or terminating at that Network End Point, even if such charges incurred are the result of error, omission, or fraudulent or unauthorized use of Service. Charges for Service will be applied to the account identified by Customer on the Location Order Form or during the connection setup. If Customer applies charges for Service to an account of another MidNet customer (including but not limited to the recipient of a file, the originating or terminating end of a connection, a third-party service provider, or a project account) and the owner of that account disputes these charges and/or refuses to pay these charges to MidNet, MidNet reserves the right to invoice Customer for any such charges incurred for Service according to the rate card in effect at the time the Service was performed, plus interest on all amounts past due at the interest rate listed in section 3 above.

5. Underutilization Charges. During any period of the Service Term in which Customer's usage of the Service is less than any minimum commitment made by Customer for that period, Customer will pay, in addition to all other applicable charges, Customer's actual usage charges, plus an underutilization charge (which Customer agrees is reasonable) equal to the difference between Customer's actual usage charges and the minimum commitment.

6. Termination Charges. In the event that, prior to the end of the Service Term, Customer terminates Service or in the event that the delivery of Service is terminated due to a failure of Customer to comply with the terms of this Agreement, Customer shall pay a termination charge that equals the amount outstanding under the Service Term.

7. Taxes. Unless Customer provides MidNet with a valid and correct tax exemption certificate applicable to the service location prior to MidNet's acceptance of the order, Customer is responsible for goods and services tax, sales and all other taxes associated with the order, however designated, except taxes on MidNet's net income. If applicable, a separate charge for taxes will be shown on the invoice.

8. Disputed Invoices. If Customer reasonably disputes any portion of a MidNet invoice, Customer must pay the undisputed portion of the invoice and submit a written claim for the disputed amount. All claims must be submitted to MidNet within sixty (60) days of receipt of the invoice for those Services. Customer waives the right to dispute any charges not disputed within the time frame set forth above. In the event that the dispute is resolved in favor of Midnet, Customer shall pay any unpaid amounts plus interest at the rate referenced in section 3 above.

9. Regulatory and Legal Changes: In the event of any change in applicable law, regulation, decision, rule or order that materially increases the costs or other terms of delivery of Service, MidNet and Customer will negotiate regarding the rates to be charged to Customer to reflect such increase in cost and, in the event that the parties are unable to reach agreement respecting new rates within 30 days after MidNet's delivery of written notice requesting renegotiation, then: (A) MidNet may pass such increased costs through to Customer; and (B) Customer may terminate the affected Customer order(s) without termination liability by delivering written notice of termination no later than thirty (30) days after the effective date of the rate increase.

10. Equipment Supplied by MidNet as Instrument of Service. Where MidNet provides on-premises equipment and such equipment is not subject to a separate, written agreement for purchasing such equipment or is listed on an invoice as being sold outright to Customer, such equipment shall be deemed to be an instrument of Service for which the following conditions apply: Customer agrees to retain original condition of equipment upon receipt and installation on premises. Customer will also be responsible for providing and maintaining, at its own expense, the level of power, heating and air conditioning necessary to maintain the proper environment for the MidNet-supplied equipment located on the Customer premises. In the event Customer fails to do so, Customer shall reimburse MidNet for the actual and reasonable cost of repairing or replacing any equipment damaged or destroyed as a result of Customer's negligence. Customer shall not, and shall not permit others to, rearrange, disconnect, remove, and attempt to repair, or otherwise tamper with the MidNet-supplied equipment without prior written consent from MidNet. Customer acknowledges herewith that Customer will not receive any right or title to MidNet-supplied equipment other than the right to use it in conjunction with accessing the Service. Customer acknowledges that the equipment shall not be used for any other purpose. Customer shall not take any action that causes the imposition of any lien or encumbrance on the equipment. In no event will MidNet be liable to Customer or any other person for interruption of Service or any other loss, cost or damage caused or related to improper use or maintenance of the equipment by Customer or third parties provided access to equipment in violation of this Agreement, and Customer shall reimburse MidNet for any damages incurred as a result thereof. Customer agrees (which agreement shall survive the expiration, termination or cancellation of this Agreement) to allow MidNet to remove the equipment from the Customer premises: (A) after termination, expiration or cancellation of this Agreement; or (B) for repair, replacement or otherwise as MidNet may determine is necessary or desirable, but MidNet will use reasonable efforts to minimize disruptions to the Service caused thereby; or
    (C) for non-payment of amounts due to MidNet.

11. Title; Risk of Loss; Third-Party Products. Title to equipment purchased from MidNet (and not provided by MidNet as an instrument of Service) passes from MidNet to Customer on shipment from MidNet's facility or the facility of MidNet's supplier, if shipped from there. Loss or damage that occurs during shipping is MidNet's responsibility. Title to software will remain with the applicable licensor(s). Ship dates are estimates only. MidNet is not liable for delays in shipment or failure to ship by the estimated ship date. Any warranty and technical support provided on third-party products purchased through MidNet are provided by the original manufacturer and not by MidNet. These products may be returned only in accordance with the return policy in effect on the date of invoice. The warranties and technical support may vary from product to product.

12. Customer Provided Equipment. MidNet shall not be responsible for the operation, maintenance or security of any Customer-provided equipment. Customer is solely responsible for the compliance of Customer-provided equipment and its operation with any applicable code, law, regulation or tariff. MidNet undertakes no obligations and accepts no liability for the configuration, management, performance or any other issue relating to Customer-provided equipment used for access to or the exchange of traffic in connection with the Service and/or for Customer providing services to others via the Network.

13. Access to Customer Premises and/or Network End Points. Customer shall allow MidNet and its subcontractors and their respective employees reasonable physical access to the Customer premises and/or premises where such Network End Points are located, including but not limited to building floors and risers as determined by MidNet for the installation, inspection, scheduled or emergency maintenance, replacement or removal of equipment relating to the Service. Customer shall provide MidNet with the appropriate contact information needed for physical access to the premises and shall, if and where necessary, authorize MidNet in writing to obtain permission from, and coordinate access with, third parties such as landlords and/or other tenants in buildings where access to transmission lines and/or Network End Points are installed, or are to be installed, in space owned or controlled by such third parties. MidNet shall notify Customer two (2) days in advance of any regularly scheduled maintenance that will require physical access to the Customer premises. Customer will provide a safe place to work and comply with all laws and regulations regarding the working conditions on the Customer premises.

14. Software and Documentation. All rights, including but not limited to copyright, patent, trademark and other intellectual property rights, in any software and/or documentation provided by MidNet in connection with any Service shall remain the exclusive property of MidNet or its licensor(s). MidNet grants to Customer a non-exclusive license to use such software and documentation solely for Customer's internal business purposes in accordance with the terms of this Agreement. No portion of such software or documentation shall be copied, decompiled, downloaded, translated, or delivered to a third party without MidNet's prior written consent, except that Customer shall be permitted to copy MidNet-provided software for Customer's internal emergency use.

15. System Security. Customer may not use the Network or Network End Point(s) to attempt in any way to circumvent user authentication or security of any host, network, or account. This includes, but is not limited to, accessing any data not intended for Customer, logging into any server or account Customer is not expressly authorized to access, password cracking, probing the security of the Network or other networks and/or servers connected to the Network in search of weakness, or violation of any other organization's security policy. Customer may not attempt to interfere or deny service to any user, host, or network. This includes, but is not limited to, flooding, mail bombing, or other deliberate attempts to overload or crash a host or network. MidNet will cooperate fully with investigations of violations of systems or network security at other sites, including cooperating with law enforcement authorities in the investigation of suspected criminal violations. Users who violate system or network security may incur criminal or civil liability.

16. Password Protection. MidNet will provide Customer with administrative username(s) and password(s) for Customer account and/or the ability to establish and manage end user accounts. Customer and its end users are entirely responsible for maintaining the confidentiality of their password(s) and account(s). Furthermore, Customer is entirely responsible for any and all activities that occur under the Customer account or end user accounts managed by Customer. Customer agrees to notify MidNet immediately of any unauthorized use of Customer account, end user accounts managed by Customer, or any other breach of security. MidNet will not be liable for any loss that Customer may incur as a result of someone else using Customer password or account, either with or without Customer's knowledge. Customer may be held liable for losses incurred by MidNet or another party due to someone else using Customer account or password, or password or account of an end user account managed by Customer. Customer and its end user(s) may not use anyone else's account at any time, without the permission of the account holder. Customer acknowledges and agrees that certain services may provide password-restricted access to Customer information such as names and certain terms of Customer contracts. By using the Service and accessing information resources provided by MidNet relating to such Service, Customer consents to MidNet's display of such information via the Service or Network and accepts all risks of unauthorized access to such information.

17. Representations and Warranties. Each party warrants that by entering into this Agreement the party will not violate, conflict with or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which the party is a party or by which it or any of its property is or may become subject or bound. Each party shall not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation or encumbrances that will conflict with the full enjoyment of either party of its rights under this Agreement. Each party further represents and warrants that it has, and during the Term will have all necessary rights, licenses, permits, governmental authorizations and the like to carry out its obligations under this Agreement; and that it is in compliance with, and during the Term will continue to comply with, all material governmental laws, regulations, orders and the like, applicable to the Service contemplated by this Agreement and services rendered or access to information sources, resources or services which may be provided or be available from other service providers participating in or connected to the Network. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO ANY IMPLIED WARRANTY MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ACCURACY OR USE.

18. Indemnification. Each party shall indemnify and hold harmless the other party, its directors, officers, employees, and agents, successors, and assigns, from all damages, costs, expenses and liabilities, including reasonable attorney's fees and disbursements, sustained in any action commenced by any third party and arising in connection with the indemnifying party's performance of its obligations and duties under this Agreement.

    MidNet will indemnify, defend, and hold harmless Customer, its directors, officer, employees, agents, subsidiaries and affiliates, harmless from any loss, damage, liability or expense on account of any claim(s) and shall defend any suit and dispose of any claim(s) or other proceedings based on an allegation that use of the Service, excluding any data transmitted by Customer between or among Network End Points, infringes any United States or foreign patent or other intellectual property right.

    Customer will indemnify, defend, and hold harmless MidNet, its officers, directors, employees, affiliates, and agents from any and all losses, claims, damages, expenses (including attorneys' fees and expert witness fees), other liabilities, and causes of action of every nature whatsoever arising directly or indirectly in connection with: (i) the negligent acts, omissions or intentional wrongdoing of Customer; (ii) the violation by Customer of any applicable laws, ordinances, regulations, or rules in connection with the offering of its services; and (iii) a breach of this Agreement.

    The indemnified party shall promptly notify the other party of any such suit or claim.

19. Limitation of Liability. MIDNET (INCLUDING MIDNET'S PARENTS, AFFILIATES, OFFICERS. DIRECTORS, EMPLOYEES OR AGENTS) DOES NOT ACCEPT LIABILITY BEYOND THE REMEDIES SET FORTH HEREIN, INCLUDING ANY LIABILITY FOR PRODUCTS AND SERVICES NOT BEING AVAILABLE FOR USE OR LOST OR CORRUPTED DATA OR SOFTWARE. MIDNET WILL NOT BE LIABLE FOR LOST PROFITS, LOSS OF BUSINESS, OR OTHER INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY EXCEPT AS EXPRESSLY PROVIDED HEREIN.

    MIDNET SHALL NOT, BY REASON OF THE DISCONTINUATION OR MODIFICATION OF HARDWARE OR SOFTWARE, OR THE SUSPENSION, TERMINATION OR NON-RENEWAL OF THIS AGREEMENT OR THE DISCONTINUATION OF SERVICES OR TERMINATION OR NON-RENEWAL OF AN AGREEMENT BETWEEN MIDNET AND ONE OF ITS CO-LOCATION OR BANDWIDTH PROVIDERS, BE LIABLE TO CUSTOMER FOR COMPENSATION, REIMBURSEMENT OR DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION THOSE ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS OR COMMITMENTS MADE IN CONNECTION WITH THE ESTABLISHMENT, DEVELOPMENT OR MAINTENANCE OF CUSTOMER'S BUSINESS.

    CUSTOMER AGREES THAT FOR ANY LIABILITY RELATED TO THE PURCHASE OF PRODUCTS OR SERVICES, MIDNET IS NOT LIABLE OR RESPONSIBLE FOR ANY AMOUNT OF DAMAGES ABOVE THE MAXIMUM DOLLAR AMOUNT PAID BY CUSTOMER FOR THE PURCHASE OF PRODUCTS AND/OR SERVICES UNDER THIS AGREEMENT FOR ANY BILLING PERIOD.

    THE FOREGOING LIMITATIONS APPLY REGARDLESS OF THE CAUSE OR CIRCUMSTANCES GIVING RISE TO SUCH LOSS, DAMAGE OR LIABILITY, EVEN IF SUCH LOSS, DAMAGE OR LIABILITY IS BASED ON NEGLIGENCE OR OTHER TORTS OR BREACH OF CONTRACT (INCLUDING FUNDAMENTAL BREACH OR BREACH OF A FUNDAMENTAL TERM).

    NEITHER MIDNET NOR CUSTOMER MAY INSTITUTE ANY ACTION IN ANY FORM ARISING OUT OF THIS AGREEMENT MORE THAN EIGHTEEN (18) MONTHS AFTER THE CAUSE OF ACTION HAS ARISEN, OR IN THE CASE OF NONPAYMENT, MORE THAN EIGHTEEN (18) MONTHS FROM THE DATE OF LAST PAYMENT.

    SOME STATES OR PROVINCES DO NOT ALLOW THE EXCLUSION OF LIMITATION OF (i) INCIDENTAL OR CONSEQUENTIAL DAMAGES OR (ii) IMPLIED WARRANTIES OR CONDITIONS, SO THE ABOVE EXCLUSIONS MAY NOT APPLY TO YOU.

20. Products and Services. MidNet continually upgrades and revises its products and service offerings to provide MidNet customers with new choices. MidNet may revise and discontinue products and services at any time without prior notice to customers. MidNet will ship products and deliver services that have the functionality and performance of the products ordered, but changes between what is shipped or delivered and what is described in a specification sheet or catalogue are possible. The parts, assemblies and software used in building MidNet products and services are selected from new and equivalent-to-new parts and assemblies in accordance with industry practices. Spare parts may be new or reconditioned. The quoted MidNet SKU numbers for MidNet-branded products are of the quantity specified by MidNet and conform in all material respects with the MidNet product specifications current on the date such products were shipped.

21. Dispute Resolution.

     A. Acknowledgments. Customer acknowledges that MidNet possesses valuable confidential and proprietary information, including trade-marks and business practices, that would be damaging to MidNet if revealed in open court. The parties further acknowledge and agree that it is preferable to resolve all disputes between them confidentially, individually, and in an expeditious and inexpensive manner The parties accordingly acknowledge and agree that private dispute resolution is preferable to court actions.

     B. Good Faith Negotiation. Before commencing any arbitration in the manner set out in Subsection 21(C) below, the parties shall first attempt to resolve any dispute or differences between them by way of good faith negotiation. The good faith negotiation shall commence by each party communicating their position regarding the complaint, claim, dispute, or controversy to the other party, and how the parties should resolve the dispute. The parties shall then make good faith efforts to negotiate a resolution of the claim, dispute, or controversy. Neither party shall commence any arbitral proceedings unless and until the good faith negotiation fails.

     C. Arbitration. ANY CLAIM, DISPUTE, OR CONTROVERSY (WHETHER IN CONTRACT, TORT, OR OTHERWISE, WHETHER PREEXISTING, PRESENT OR FUTURE, AND INCLUDING STATUTORY, COMMON LAW, INTENTIONAL TORT AND EQUITABLE CLAIMS CAPABLE IN LAW OF BEING SUBMITTED TO BINDING ARBITRATION) AGAINST MIDNET, its agents, employees, officers, directors, successors, assigns or affiliates (collectively for purposes of this paragraph, "MidNet") arising from or relating to this Agreement, its interpretation, or the breach, termination or validity thereof, the relationships between the parties, whether pre-existing, present or future, (including, to the full extent permitted by applicable law, relationships with third parties who are not signatories to this Agreement), MidNet's advertising, or any related purchase SHALL BE RESOLVED EXCLUSIVELY AND FINALLY BY BINDING ARBITRATION ADMINISTERED BY THE NATIONAL ARBITRATION FORUM ("NAF") under its Code of Procedure and any specific procedures for the resolution of small claims and/or consumer disputes then in effect (available via the Internet at http://www.arb-forum.com, or via telephone at 1-800-474-2371). The arbitration will be limited solely to the dispute or controversy between Customer and MidNet. Any award of the arbitrator(s) shall be final and binding on each of the parties, and may be entered as a judgment in any court of competent jurisdiction. Information may be obtained and claims may be filed with the NAF at P.O. Box 50191, Minneapolis, MN 55405, or by e-mail at file@arb-forum.com, or by online filing at http://www.arb-forum.com.

     D. Injunctive Relief and Provisional Relief in Aid of Arbitration. Notwithstanding the provisions in this section 21 or anywhere else in this Agreement, MidNet shall have the right to seek and obtain any provisional or interim relief from any court of competent jurisdiction to protect its trade-mark or property rights or to preserve the status quo pending good faith negotiation and/or arbitration.

22. Applicable Law. Customer agrees to comply with all applicable laws and regulations of the various jurisdictions in which MidNet makes, as indicated on the Location Order Form(s), Network End Points available to Customer.

23. Exports. The Customer acknowledges that the products and/or Service licensed or sold hereunder are subject to, and Customer agrees to comply with, the export control laws and regulations of Canada and the United States.

24. General Service and Support. MidNet will provide general service and technical support to Customer, in accordance with the then-current service and technical support policies and conditions in effect. For end-user Customers, MidNet promises that its support people will attempt to handle over the telephone any problem involving MidNet-branded products and/or services. However, MidNet's support people may not be able to understand or resolve any given problem. Service offerings may vary from product to product. If Customer purchased optional services and support, MidNet and/or a third-party service provider will provide the optional service and support to Customer in accordance with the then-current terms and conditions in the optional service contract between MidNet and/or the third-party service provider and Customer. MidNet and/or the third-party service provider may, at their discretion, revise their general and optional service and support programs and the terms and conditions that govern them. The optional services and support programs and their terms and conditions in place at the time of purchase will apply to Customer's purchase. MidNet has no obligation to provide service or support until MidNet has received full payment for the product or service/support contract for which service or support is requested.

25. Term. This Agreement shall be effective as of the Effective Date. The initial term of this Agreement shall be the Service Term indicated on the Location Order Form. The Service Term shall renew as indicated on the Location Order Form.

26. Termination. Service Terms that automatically renew can be terminated by either party giving notice as indicated on the Location Order Form, in which case this Agreement terminates on the date that is at the end of the Service Term then in effect.

     A. Termination by MidNet. Notwithstanding any minimum agreed term, MidNet may terminate this Agreement: (i) upon a failure by Customer to pay invoices when due, which failure is not cured after notice to Customer and a continued failure to pay such invoices for a period of thirty
          (30) days following such notice; (ii) upon any material breach (other than nonpayment of amounts owed), which such material breach is not cured after notice to Customer and a continued failure to cure such breach sixty (60) days following such notice; or (iii) immediately upon notice to Customer in case of a breach by Customer of section 28 (Confidentiality) of this Agreement.

     B. Termination by MidNet in Particular Circumstances. MidNet may terminate this Agreement immediately without liability upon notice to Customer if Customer (i) terminates, winds up, liquidates, or suspends its business (whether voluntarily or otherwise); (ii) becomes subject to any bankruptcy or insolvency proceeding under federal, state or provincial law; (iii) becomes insolvent or becomes subject to direct control by a trustee, receiver, or similar authority; (iv) if Customer violates any law, rule, regulation or policy of any government authority related to Service; (v) if Customer makes a material misrepresentation to MidNet in connection with the ordering or delivery of Service; (vi) if Customer engages in any fraudulent use of Service; (vii) if Customer interferes with or disrupts or attempts to interfere with or disrupt the Network or Service or servers or networks connected to the Network, or disobeying any requirements, procedures, policies or regulations of networks connected to the Service or Network, or accesses or attempts to access password protected secure or non-public areas of any servers or networks connected to the Service or Network; or (viii) if a court or other government authority prohibits MidNet from furnishing the Service.

     C. Effect of Early Termination of Agreement. Upon early termination or expiration of this Agreement: (i) MidNet immediately shall cease providing the Service; (ii) all outstanding unpaid charges will become immediately due and payable; (iii) Customer shall not be entitled to any refund of monies paid hereunder, but nothing in this section shall affect Customer's right to claim damages directly resulting from MidNet's material breach, subject to all of the provisions of this Agreement; (iv) each party will promptly return to the other party any Confidential Information of the other party in its possession or control.

    The provisions of sections 17, 18, 19, 28 and 36 expressly continue and survive such termination, as shall any other provision hereof that by its terms is intended to survive and have effect after termination.

27. Notices and Requests. All notices in connection with this Agreement shall be deemed given on the day they are sent by air express courier, charges prepaid, to the contact person indicated on the Service Order Form.

28. Confidentiality. Each party will disclose the other's Confidential Information only to such of its employees and contractors as is reasonably necessary in the performance of this Agreement. Each party will notify the other of unauthorized use, disclosure, theft, or other loss of Confidential Information promptly upon learning of any of the foregoing. Notwithstanding the foregoing, either party may disclose Confidential Information as required by governmental or judicial order, provided it gives the other party prompt written notice before such disclosure and complies with any protective order (or equivalent) imposed on such disclosure. In addition, either party may disclose Confidential Information in an action to enforce the terms of or determine the parties' rights under this Agreement. This provision shall survive termination of the Agreement and remain in force for a period of 3 years thereafter.

29. Publicity. Neither party shall have the right to use the other party's or its affiliates' trade mark, service mark, trade name, insignia, symbol, identification and/or logotype or to otherwise refer to the other party in any marketing, promotional or advertising materials or activities unless mutually agreed to. Neither party shall issue any publication or press release relating to any contractual relationship between MidNet and Customer, except as may be required by law or as agreed to between the parties in writing.

30. Independent Contractors. The parties shall have the status of independent contractors, and nothing in this Agreement shall be deemed to place the parties in the relationship of employer-employee, principal-agent, or partners or joint venturers. Any transactions between or among MidNet customers shall be deemed to be transactions between or among independently operating third parties. Customer understands and agrees that MidNet's only involvement in such a transaction is that of a subcontractor for the purpose of making and maintaining a connection between and among these parties so that these parties can exchange or access information or data.

31. Severability. If any paragraph or clause of this Agreement shall be held to be invalid or unenforceable by any body or entity of competent jurisdiction, then the remainder of the Agreement shall remain in full force and effect and the parties shall promptly negotiate a replacement provision or agree that no replacement is necessary.
32. Non-Waiver. If either party fails, at any time, to enforce any right or remedy available to it under this Agreement, that failure shall not be construed to be a waiver of such party's right to enforce each and every provision of this Agreement.

33. Headings. The section headings used herein are for convenience of reference only and do not form a part of these terms and conditions, and no construction or inference shall be derived therefrom. The headings and captions of the various sections of this Agreement are included solely for convenience and shall not be deemed to be a part of this Agreement or considered in construing the terms and conditions hereof.

34. Language. This Agreement has been written in the English language and, in the event of any conflict or inconsistency between the English-language version and any translation hereof the English language version shall prevail.

35. Force Majeure. MidNet shall not be liable for any delay or failure in performance caused by circumstances beyond its reasonable control.

36. Governing Law. THIS AGREEMENT AND ANY SALES THEREUNDER SHALL BE DEEMED TO HAVE BEEN MADE EITHER (AS INDICATED ON THE LOCATION ORDER FORM): (A) IN THE PROVINCE OF BRITISH COLUMBIA FOR CUSTOMER ORDER FORMS PERTAINING TO ADDRESSES IN CANADA, IN WHICH CASE THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA AND THE APPLICABLE LAWS OF CANADA FOR SERVICE SOLD AND/OR DELIVERED IN CANADA; OR (B) IN THE STATE OF NEVADA FOR CUSTOMER ORDER FORMS PERTAINING TO ADDRESSES IN THE UNITED STATES OF AMERICA, IN WHICH CASE THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF NEVADA AND THE APPLICABLE LAWS OF UNITED STATES OF AMERICA FOR SERVICE SOLD AND/OR DELIVERED IN THE UNITED STATES OF AMERICA. THE PARTIES HEREBY AGREE TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF EITHER: (A) THE PROVINCE OF BRITISH COLUMBIA; OR (B) THE STATE OF NEVADA, AS INDICATED ON THE LOCATION ORDER FORM.

                                     Page 4